News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:     R. Todd Noden
Chief Financial Officer
(205) 909-4808

BOOKS-A-MILLION, INC. ANNOUNCES SECOND QUARTER RESULTS
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BIRMINGHAM, AL (August 27, 2013) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week and 26-week periods ended August 3, 2013.  Net revenues for the 13-week period ended August 3, 2013 decreased 8.6% to $109.2 million, compared with revenues of $119.5 million in the year-earlier period.  Comparable store sales for the second quarter declined 12.0%, compared with the 13-week period in the prior year.  Net loss from continuing operations for the second quarter was $9.0 million, or $0.61 per diluted share, compared with net loss from continuing operations of $0.9 million, or $0.06 per diluted share, in the year-earlier period.

For the 26-week period ended August 3, 2013, net revenues decreased 8.0% to $213.2 million from net revenues of $231.8 million in the year-earlier period.  Comparable store sales declined 9.5%, compared with the same period in the prior year.  For the 26-week period ended August 3, 2013, the Company reported a net loss from continuing operations of $12.6 million, or $0.86 per diluted share, compared with net loss from continuing operations of $2.8 million, or $0.18 per diluted share, in the year-earlier period.

The results for the 13-week and 26-week periods ended August 3, 2013 include higher income tax expense due to the recording of a non-cash valuation allowance and the reversal of related Q1 tax benefits. These adjustments were required by accounting guidance due to cumulative losses in recent years. The impact of these adjustments on second quarter results was $7.3 million or $0.50 per diluted share. Excluding this tax item, the loss for the 13-week and 26-week periods ended August 3, 2013 would have been $0.11 per diluted share and $0.36 per diluted share, respectively.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, "Results for the quarter reflect the very tough comparisons to the prior year due to the unprecedented success of the Hunger Games series and the Fifty Shades of Grey trilogy. In addition we continued to see softening in sales of e-reading devices and slower growth of digital content. Our general merchandise categories and internet business performed well in the quarter.”

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 255 stores in 33 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

Follow Books-A-Million on Twitter (http://twitter.com/booksamillion) and like us on Facebook (http://facebook.com/booksamillion).

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BAMM Announces Second Quarter 2014 Results

August 27, 2013

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
		(a)		(a)
Net sales	$109,225	$119,536	$213,239	$231,798
Cost of products sold, including warehouse distribution and store occupancy costs	78,160	86,088	153,620	167,678
Gross profit	31,065	33,448	59,619	64,120
Operating, selling and administrative expenses	29,270	30,368	58,608	59,092
Depreciation and amortization	4,448	4,105	8,727	8,238
Operating loss from continuing operations	(2,653)	(1,025)	(7,716)	(3,210)
Interest expense, net	430	452	893	890
Loss from continuing operations, before income taxes	(3,083)	(1,477)	(8,609)	(4,100)
Income tax expense (benefit)(c)	6,054	(602)	4,017	(1,428)
Net loss from continuing operations before equity method investment	(9,137)	(875)	(12,626)	(2,672)
Net income (loss) on equity method investment	144	21	(2)	(81)
Net loss from continuing operations	(8,993)	(854)	(12,628)	(2,753)
Loss from discontinued operations	(138)	(27)	(207)	(70)
Net loss	$(9,131)	$(881)	$(12,835)	$(2,823)
Less net loss attributable to noncontrolling interest(b)	(21)	--	(21)	--
Net loss attributable to Books-A-Million	$(9,110)	$(881)	$(12,814)	$(2,823)

Net loss per share attributable to Books-A-Million:
Basic and Diluted
Net loss from continuing operations	$(0.61)	$(0.06)	$(0.86)	$(0.18)
Net loss from discontinued operations	(0.01)	(0.00)	(0.01)	(0.00)
Net loss per common share	$(0.62)	$(0.06)	$(0.87)	$(0.18)
Weighted average number of shares outstanding – basic and diluted	14,673	15,365	14,758	15,354

(a)
The results for the 13-weeks and 26-weeks ended July 28, 2012, contain certain reclassifications for discontinued operations and other insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 26-weeks ended August 3, 2013.

(b)	Noncontrolling interest has been recognized as a result of the acquisition and subsequent consolidation of a controlling interest in Yogurt Mountain Holding, LLC.

(c)	Income tax expense for the 13-weeks and 26-weeks ended August 3, 2013 includes non-cash adjustments of $7.3 million for valuation allowance and current year tax benefit reversals

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BAMM Announces Second Quarter 2014 Results

August 27, 2013

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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